EXHIBIT 10.30

                     JACKPOT ENTERPRISES, INC.
                     1110 Palms Airport Drive
                      Las Vegas, Nevada 89119


                                           October 30, 2000



E-T-T, Inc.
5195 Las Vegas Boulevard South
Las Vegas, Nevada 89119
Attn.: Sean Higgins, Esq.

          Re:  Stock Purchase Agreement
               ________________________

Dear Mr. Higgins:

          We write in connection with the Stock Purchase Agreement, dated as of July 8, 2000 (the "Agreement") between E-T-T, Inc. ("E-T-T") and Jackpot Enterprises, Inc, ("Jackpot"). Unless defined herein, capitalized terms used in this letter shall have the meaning assigned to such terms in the Agreement. E-T-T and Jackpot hereby acknowledge that they are executing this letter in an attempt to resolve a dispute that has arisen between them since the execution of the Agreement. Accordingly, unless a closing takes place pursuant to this letter agreement and except for Section (e) below, this letter agreement and the discussions relating thereto constitute settlement discussions under all applicable federal and state laws, and therefore may not be used for any purpose in any judicial proceeding.

          Jackpot and E-T-T hereby agree to a modification of the Agreement as follows:

          (a) Jackpot will accept $38 million in cash in full satisfaction of the Purchase Price;

          (b) E-T-T shall seek approval of the transactions from Clark County on Tuesday, October 31, 2000; from the Nevada Gaming Control Board on November 8, 2000; and from the Nevada Gaming Commission on November 16, 2000; provided that as to the meeting on November 16, 2000 if the Nevada Gaming Commission does not include the approval of the transaction contemplated by the Agreement as amended hereby at such meeting (a "Gaming Delay") E-T-T shall seek such approval at the next regularly scheduled meeting of the Nevada Gaming Commission (the "Next Meeting");

          (c) The Purchase Price will be increased by an amount equal to all fixed rent payments (including, but not limited to the one year rent prepayment to Rite Aid) made by Jackpot and/or the Companies after October 31, 2000 and prior to Closing less an amount equal to the per day rent paid for the period prior to transfer of cash described below; plus an amount equal to the per day unpaid rent for the K-Mart locations from the period prior to transfer of cash described below;

          (d)     The transfer of possession of cash as provided in Section
     6.11 of the Agreement shall occur at Midnight, Saturday, November 18, 2000 or the Saturday following the Next Meeting in the event of a Gaming Delay, and the Closing must take place no later than Monday, November 20, 2000 or the Monday following the Next Meeting in the event of a Gaming Delay, but in no event later than December 4, 2000 in order for this letter agreement to remain effective; and

          (e) The reference to "six months from the date of this Agreement" in Section 6.14 of the Agreement shall be changed to December 11, 2000.

          Jackpot acknowledges that E-T-T is in the process of finalizing its financing for the transaction contemplated by the Agreement as amended hereby and this letter agreement is contingent upon such financing. In the event the Closing does not take place by the close of business Las Vegas time on December 4, 2000, this letter agreement (except for Section (e) above) shall be deemed null and void and the Agreement shall remain in full force and effect as modified by Section (e) above. Except as provided for herein, this letter agreement shall in no way be deemed to affect, release or waive any of Jackpot's or E-T-T's rights or remedies or any of the covenants or conditions in the Agreement in the event the transaction does not close as set forth herein. Except as specifically modified hereby, all of the terms and provisions of the Agreement, without modification, shall remain in full force and effect to the same extent as of the date entered into.


          If this letter accurately reflects our agreement to modify the Agreement, please so indicate by signing below where indicated and delivering the original executed letter to me.

                               Very truly yours,

                               JACKPOT ENTERPRISES, INC.


                               By:  /s/ Mark W. Hobbs
                               _____________________________________________
                               Name:  Mark W. Hobbs
                               Title:  President and Chief Operating Officer



                               E-T-T, INC.


                               By:  /s/ Edward Herbst
                               _____________________________________________